Exhibit 10.24

PROMISSORY NOTE

$2,000,000	February 9, 1998 Cambridge, Massachusetts

     FOR VALUE RECEIVED, MetaMorphix, Inc. (the “Maker”), promises to pay to Genetics Institute, Inc., or order, at the offices of Genetics Institute, Inc., or at such other place as the holder of this Note may designate, the principal sum of Two Million Dollars ($2,000,000), on demand at any time after December 31, 1998, together with interest on the unpaid principal balance of this Note from time to time outstanding until such principal amount is paid in full, such interest to be due and payable as of the date such principal amount is paid in full.

     This Note shall bear interest at the rate per annum set by BankBoston, N.A. (or successor thereto) from time to time as its prime lending rate. Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Payment shall be made in lawful tender of the United States.

     In the event that the Maker closes an equity financing in which it raises at least Two Million Dollars ($2,000,000) from investors other than the holder of this Note on or before December 31, 1998 in a transaction approved by the Maker’s Board of Directors, the unpaid principal balance of this Note, together with all interest accrued and unpaid thereon, shall be converted into fully paid and non-assessable shares of the capital stock of the Maker issued in connection with such equity financing (the “Capital Stock”), concurrently with the first closing of such equity financing, at the same price as is paid by the investors in such equity financing. Upon such conversion, the holder of this Note shall be entitled to the same rights and benefits as the other investors purchasing shares of the Capital Stock, shall execute and deliver such purchase agreement and/or other agreements as may be required as part of such sale of Capital Stock, and shall make such representations, warranties, agreements and covenants as may be required as part of such sale of Capital Stock, but only to the extent that such representations, warranties, agreements and covenants are either substantially similar to those made by the purchasers of capital stock of the Maker in the April 18, 1995 Preferred Stock Purchase Agreement of the Maker or the June 28, 1996 Preferred Stock Purchase Agreement of the Maker or are customary in like transactions (e.g., agreements to sign lock-up letters).

     In the event of an equity financing which meets the conditions of the foregoing paragraph, the Maker shall notify the holder of this Note at least five (5) business days prior to the date fixed for conversion of this Note. On or before the date fixed for conversion of this Note, the holder of this Note shall surrender this Note together with a statement of the name and address in which the certificate for shares of Capital Stock which shall be issuable upon such conversion shall be issued. Neither this Note, nor the right to be issued shares of Capital Stock upon conversion of this Note, shall be assignable by the holder of this Note, except that the holder of this Note shall have the right to assign this Note, and the right to be issued shares of Capital Stock upon conversion of this Note, in connection with a sale of all or substantially all of its shares of capital stock of the Maker. No fractional shares of the Capital Stock shall be issuable upon conversion of this Note, but an adjustment in cash shall be made in respect of any fraction of a share which would otherwise be issuable upon the surrender of this Note for conversion.

     Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate which is two (2) percentage points above the rate per year specified in the second paragraph of this Note. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment).

     In the event of an actual or deemed entry or any order for relief with respect to the Maker under the Federal Bankruptcy Code, this Note, all interest thereon and all other amounts payable hereunder shall automatically become due and be payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Maker.

     In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the holder as a payment of principal.

     All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

     Whenever any amount is paid under this Note, all or part of the amount paid may be applied to principal or interest in such order and manner as shall be determined by the holder of this Note in its discretion.

     No reference in this Note to any guaranty or other document shall impair the obligation of the Maker, which is absolute and unconditional, to pay all amounts under this Note strictly in accordance with the terms of this Note.

     The Maker agrees to pay on demand all costs of collection, including reasonable attorney’s fees, incurred by the holder in enforcing the obligations of the Maker under this Note.

     No delay or omission on the part of the holder of this Note in exercising any right under this Note shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker and every endorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

          None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of each of the holder of this Notice and the Maker expressly referring to this Note and setting forth the provisions so excluded, modified or amended.

          All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the principals of conflict of law thereof and this Note is executed as an instrument under seal.

          IN WITNESS THEREOF, Maker has caused this Note to be executed in its corporate name by the signature of its duly authorized officer or representative on the date first above written.

[SEAL]

ATTEST:		METAMORPHIX, INC.

By:	/s/ Frederick Cobb	By:	/s/ William E. Carlson

	Frederick Cobb, Treasurer		William E. Carlson, President